Consent of Ernst & Young LLP, Independent Auditors


We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectuses and to the incorporation by reference in this Post-Effective Amendment Number 5 to the Registration Statement (Form N-1A) (No. 333-88715) of Legg Mason Investment Trust, Inc., of our report dated January 31, 2003, included in the 2002 Annual Report to Shareholders.

ERNST & YOUNG LLP

Philadelphia, Pennsylvania
February 24, 2003